Exhibit 99.1

Dollar Tree, Inc. Reports Results for the First Quarter Fiscal 2021

~ Company Reports Record First Quarter Earnings ~
~ Diluted Earnings per Share Increased 53.8% to $1.60 vs. $1.04 ~
~ Consolidated Net Sales Increased 3.0% to $6.48 Billion ~
~ Same-Store Sales: Enterprise +0.8%; Dollar Tree +4.7%; Family Dollar -2.8% ~
~ Family Dollar Produced Its Best Post-Merger Quarterly Operating Profit, $211.4 Million ~

CHESAPEAKE, Va.--May 27, 2021--Dollar Tree, Inc. (NASDAQ: DLTR) today reported financial results for its first quarter ended May 1, 2021.

“Our record first quarter performance reflects the progress we continue to make on numerous initiatives to provide even greater value and convenience to our shoppers. Dollar Tree delivered its strongest quarterly same-store sales since 2017, while improving its operating margin by 290 basis points. Family Dollar effectively cycled a 15.5% comp sales increase from the prior year by driving its best post-merger quarterly operating profit,” stated Michael Witynski, President and Chief Executive Officer. “Combined, our enterprise produced positive same-store sales against a tough comparison, and a 220 basis point improvement in operating margin, driven by improved gross margins and better expense leverage.”

First Quarter Results

Consolidated net sales increased 3.0% to $6.48 billion from $6.29 billion in the prior year’s first quarter. Enterprise same-store sales increased 0.8% on a constant currency basis (or 0.9% when adjusted to include the impact of Canadian currency fluctuations). Same-store sales for Dollar Tree increased 4.7%. Family Dollar same-store sales decreased 2.8%, compared to a very strong 15.5% increase in the prior year’s first quarter. The banner’s first quarter same-store sales increase, on a two-year stacked basis, was a strong 12.7% as the Family Dollar brand continues to gain market share with its great value and compelling mix of products.

Gross profit increased 9.4% to $1.96 billion in the quarter compared to the prior year’s first quarter. As a percentage of net sales, gross margin was 30.3%, compared to 28.5% in the same period a year ago. The 180 basis point improvement was driven by a favorable sales mix, improved shrink results and reduced markdowns, partially offset by higher freight costs.

Selling, general and administrative expenses were 22.3% of total revenue, compared to 22.7% of total revenue in the prior year's first quarter. The improvement was driven by lower COVID-19-related costs, partially offset by higher repairs and maintenance costs.

Operating income for the quarter improved 42.1% to $519.9 million, compared with $365.9 million in the same period last year and operating income margin was 8.0%, compared to 5.8% in the prior year’s quarter. The first quarter of 2021 included total incremental operating costs of $7.4 million for COVID-19-related expenses, compared to $73.2 million in the first quarter of 2020.

Net income in the first quarter increased 51.3% to $374.5 million and diluted earnings per share increased 53.8% to $1.60, compared to $1.04 in the prior year’s quarter.

The Company repurchased 2,150,572 shares during the quarter for $250 million. As of May 1, the Company had $2.15 billion remaining on its share repurchase authorization.

During the quarter, the Company opened 106 new stores, expanded or relocated 36 stores, and closed 19 stores. Additionally, the Company completed 414 Family Dollar store renovations. Retail selling square footage at quarter-end was approximately 125.9 million square feet.

Update on Company Initiatives

“During the initial post-merger years, much of the Company’s energy and focus was dedicated to integration-related projects, such as: stabilizing and restructuring the organization, improving store maintenance, harmonizing technology, designing and testing store formats such as H2 and Combo Stores, optimizing our real estate portfolio, refining our assortments to provide greater value to customers, rolling out banner-store operational guidelines and training, and ultimately consolidating our store support centers. These priorities were critical as we prepared the combined business for long-term profitable growth,” added Witynski. “In the past eighteen months, we have transitioned to an aggressive approach under one aligned leadership team, dedicating our major efforts toward customer-facing initiatives with clarity, focus and speed. Examples include: Dollar Tree Plus!, Combination Stores, developing omni-channel and e-commerce offerings, FamilyDollar.com as a selling site, partnering with InstaCart for same-day delivery, introducing Chesapeake Media Group, and testing fresh produce and frozen meats. I am excited about the long-term impact of these actions to drive shopper satisfaction and loyalty, as well as shareholder value.”

Dollar Tree Plus! – The Company has incorporated the Dollar Tree Plus! multi-price assortment into an additional 128 Dollar Tree stores in 2021, bringing the total to more than 240 store locations. Initial feedback from customers on the current offering is more positive than prior iterations. The Company has expanded Dollar Tree Plus! into select stores in Colorado, as well as states in the southeast, such as Georgia, Alabama, Louisiana and the Carolinas. The Company is committed to growing this key program in fiscal 2022, with more details about the expansion to be provided later this year.

Combination Stores – Last quarter, the Company introduced the Combination, or Combo, Store concept focused on delivering small towns and rural locations with Family Dollar’s great value and assortment with Dollar Tree’s “thrill of the hunt” and fixed price-point. The Combo Stores are being extremely well-received in these communities and continue to deliver greater sales, improved gross margins and better expense leverage. The Combo Stores are delivering a same-store sales lift of greater than 20% on average. With an estimated opportunity for 3,000 markets, Combo Stores will be a key component of Family Dollar’s store growth and the Company will continue to refine both its H2 and Combo Store formats, which include a very compelling discretionary product offering. A video, along with photos, introducing the new Combo Stores can be viewed at: www.FamilyDollar.com/ComboStores.

Omni-Channel – In the past year, Family Dollar has launched a selling website at FamilyDollar.com and has partnered with InstaCart for same-day delivery services from more than 6,000 stores across the country. These are examples of the Company’s focus on expanding its reach to customers and gaining market share. The Company recently launched its new retail media network, to provide brand partners with the ability to instantly connect with shoppers, contributing to purchase decisions in real time. CPG brands will be able to directly reach millions of families across America through a variety of digital options made possible through Chesapeake Media Group. While still in the early stages, the program has been well-received by the Company’s brand partners.

Other Initiatives – Building on the success of Crafter’s Square® and the rollout of the offering to all Dollar Tree stores last year, the Company is expanding the assortment with even more seasonal and everyday products that customers love. Additionally, the Company is initiating a Self-Checkout pilot in a small number of Dollar Tree stores to enhance labor efficiencies. At the Family Dollar banner, the Company is in the early phases of testing fresh produce and frozen meat in select markets.

Company Outlook and Liquidity

For full-year fiscal 2021, the Company estimates diluted earnings per share will range between $5.80 and $6.05. This estimate assumes a consolidated comparable store net sales increase in the low single digits. Freight costs in the last three quarters of fiscal 2021 are projected to be $0.70 to $0.80 higher than the comparable period in fiscal 2020, expressed in terms of the impact on diluted earnings per share. The current freight cost projection is significantly higher than it was a quarter ago. However, the disruption in shipping is not expected to be permanent.

Outstanding debt, as of May 1, was $3.25 billion. The Company ended the quarter with approximately $1.5 billion in cash and cash equivalents on its balance sheet and reiterates its expected capital expenditures for fiscal 2021 will total approximately $1.2 billion. A majority of the excess cash flow generated may be dedicated to share repurchases under the Company’s current $2.15 billion remaining on its authorization.

For fiscal 2021, the Company reiterates its plan to open 600 new stores and to renovate 1,250 Family Dollar stores. The new stores are expected to consist of 400 Dollar Tree stores and 200 Family Dollar stores. The Family Dollar stores will be comprised of H2 and Combo Store formats, based upon market locations.

“Looking forward, I am most excited about the growth of Dollar Tree Plus! and our strategic store formats, which shoppers are responding to favorably, as evidenced by market share gains and improved customer satisfaction scores. These offerings, along with other key sales- and traffic-driving initiatives and a robust balance sheet, gives us confidence that we have increased the long-term earnings potential for both banners,” Witynski concluded. “As always, our teams are working hard to adapt and react to navigate the business based on the current environment. I am extremely proud of their commitment, dedication and focus to delivering value and convenience to millions of households across North America.”

Conference Call Information

On Thursday, May 27, 2021, the Company will host a conference call to discuss its earnings results at 9:00 a.m. Eastern Time. The telephone number for the call is 800-367-2403. A recorded version of the call will be available until midnight Wednesday, June 2, 2021, and may be accessed by dialing 888-203-1112. The access code is 8268002. A webcast of the call is accessible through Dollar Tree's website and will remain online through Wednesday, June 2, 2021.

Dollar Tree, a Fortune 200 Company, operated 15,772 stores across 48 states and five Canadian provinces as of May 1, 2021. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com and www.FamilyDollar.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments or results and do not relate strictly to historical facts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements preceded by, followed by or including words such as: “believe”, “anticipate”, “expect”, “intend”, “plan”, “view”, “target” or “estimate”, “may”, “will”, “should”, “predict”, “possible”, “potential”, “continue”, “strategy”, and similar expressions. For example, our forward-looking statements include statements regarding our plans and expectations concerning various initiatives, including the launch of Chesapeake Media Group, the expansion of Dollar Tree Plus!, the growth potential of Combination Stores and the potential contribution to sales growth of our InstaCart partnership with Family Dollar and the new selling website at FamilyDollar.com; our expectations of continued volatility and uncertainty related to the COVID-19 pandemic, and other macroeconomic factors; our expectations of higher freight costs; our estimates and assumptions for diluted earnings per share and comparable store net sales for fiscal 2021 and freight costs for the remainder of fiscal 2021; our expectations concerning shipping disruptions; our expectations regarding capital expenditures and share repurchases for fiscal 2021; our plans relating to new store openings and store renovations; and our other plans, objectives, expectations (financial and otherwise) and intentions. These statements are subject to risks and uncertainties. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 16, 2021, our Form 10-Q for the most recently ended fiscal quarter and other filings we make from time to time with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations
www.DollarTree.com
DLTR-E

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	13 Weeks Ended
	May 1, 2021	May 2, 2020

Net sales	$6,476.8	$6,286.8

Other revenue	2.9	—

Total revenue	6,479.7	6,286.8

Cost of sales	4,512.7	4,491.9

Selling, general and administrative expenses	1,447.1	1,429.0
	22.3%	22.7%

Operating income	519.9	365.9
	8.0%	5.8%

Interest expense, net	33.0	40.2
Other expense, net	—	0.5

Income before income taxes	486.9	325.2
	7.5%	5.2%

Provision for income taxes	112.4	77.6
Income tax rate	23.1%	23.9%

Net income	$374.5	$247.6
	5.8%	3.9%

Net earnings per share:
Basic	$1.61	$1.05
Weighted average number of shares	233.2	236.9

Diluted	$1.60	$1.04
Weighted average number of shares	234.4	237.4

DOLLAR TREE, INC.
Segment Information
(In millions, except store count)
(Unaudited)

	13 Weeks Ended
	May 1, 2021		May 2, 2020
Net sales:
Dollar Tree	$3,321.3		$3,077.5
Family Dollar	3,155.5		3,209.3
Total net sales	$6,476.8		$6,286.8

Gross profit:
Dollar Tree	$1,118.3	33.7%	$980.7	31.9%
Family Dollar	845.8	26.8%	814.2	25.4%
Total gross profit	$1,964.1	30.3%	$1,794.9	28.5%

Operating income (loss):
Dollar Tree	$400.3	12.1%	$282.0	9.2%
Family Dollar	211.4	6.7%	175.5	5.5%
Corporate, support and Other	(91.8)	(1.4%)	(91.6)	(1.5%)
Total operating income	$519.9	8.0%	$365.9	5.8%

	13 Weeks Ended
	May 1, 2021			May 2, 2020
	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total
Store Count:
Beginning	7,805	7,880	15,685	7,505	7,783	15,288
New stores	65	41	106	67	32	99
Re-bannered stores (a)	—	—	—	(3)	—	(3)
Closings	(3)	(16)	(19)	(7)	(7)	(14)
Ending	7,867	7,905	15,772	7,562	7,808	15,370
Selling Square Footage (in millions)	67.9	58.0	125.9	65.2	56.9	122.1
Growth Rate (Square Footage)	4.1%	1.9%	3.1%	6.5%	(3.9%)	1.4%

(a) Stores are included as re-banners when they close or open, respectively.

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	May 1,	January 30,	May 2,
	2021	2021	2020

Cash and cash equivalents	$1,473.9	$1,416.7	$1,755.1
Merchandise inventories	3,604.6	3,427.0	3,198.5
Other current assets	226.4	207.1	211.8
Total current assets	5,304.9	5,050.8	5,165.4

Property, plant and equipment, net	4,182.4	4,116.3	3,964.8
Restricted cash	46.9	46.9	46.9
Operating lease right-of-use assets	6,356.5	6,324.1	6,147.0
Goodwill	1,985.6	1,984.4	1,981.4
Trade name intangible asset	3,100.0	3,100.0	3,100.0
Deferred tax asset	24.4	23.2	23.3
Other assets	50.0	50.3	43.0

Total assets	$21,050.7	$20,696.0	$20,471.8

Current portion of long-term debt	$—	$—	$1,050.0
Current portion of operating lease liabilities	1,355.6	1,348.2	1,265.0
Accounts payable	1,520.7	1,480.5	1,336.9
Income taxes payable	169.5	86.3	84.2
Other current liabilities	856.4	815.3	768.1
Total current liabilities	3,902.2	3,730.3	4,504.2

Long-term debt, net, excluding current portion	3,227.8	3,226.2	3,223.3
Operating lease liabilities, long-term	5,099.2	5,065.5	4,885.2
Deferred income taxes, net	1,035.7	1,013.5	1,037.7
Income taxes payable, long-term	23.7	22.6	30.2
Other liabilities	350.8	352.6	270.6

Total liabilities	13,639.4	13,410.7	13,951.2

Shareholders' equity	7,411.3	7,285.3	6,520.6

Total liabilities and shareholders' equity	$21,050.7	$20,696.0	$20,471.8

The January 30, 2021 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	13 Weeks Ended
	May 1,	May 2,
	2021	2020

Cash flows from operating activities:
Net income	$374.5	$247.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	172.7	165.5
Provision for deferred income taxes	22.0	52.7
Stock-based compensation expense	31.8	32.6
Amortization of debt discount and debt-issuance costs	1.6	1.1
Other non-cash adjustments to net income	1.2	2.0
Changes in operating assets and liabilities	(47.6)	457.5
Total adjustments	181.7	711.4
Net cash provided by operating activities	556.2	959.0

Cash flows from investing activities:
Capital expenditures	(224.9)	(235.8)
Proceeds from governmental grant	2.3	—
Payments for fixed asset disposition	(0.2)	(0.1)
Net cash used in investing activities	(222.8)	(235.9)

Cash flows from financing activities:
Principal payments for long-term debt	—	(250.0)
Proceeds from revolving credit facility	—	750.0
Proceeds from stock issued pursuant to stock-based compensation plans	4.0	9.7
Cash paid for taxes on exercises/vesting of stock-based compensation	(39.3)	(16.1)
Payments for repurchase of stock	(241.3)	—
Net cash provided by (used in) financing activities	(276.6)	493.6
Effect of exchange rate changes on cash, cash equivalents and restricted cash	0.4	(0.7)
Net increase in cash, cash equivalents and restricted cash	57.2	1,216.0
Cash, cash equivalents and restricted cash at beginning of period	1,463.6	586.0
Cash, cash equivalents and restricted cash at end of period	$1,520.8	$1,802.0